Exhibit 99.1

SHAREHOLDER NEWS

FOR IMMEDIATE RELEASE

CONTACT: Michele Howard

770-441-2051

IMMUCOR ANNOUNCES FISCAL SECOND QUARTER RESULTS;

RAISES FISCAL 2009 EPS GUIDANCE

NORCROSS, GA. (January 7, 2009) – Immucor, Inc. (Nasdaq: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal second quarter ended November 30, 2008.

Financial Highlights

•	Revenue for the fiscal second quarter of 2009 was $73.0 million, up 18% from $61.9 million in the same period last year.
•	Gross margin was 73.3% in the quarter, compared with 67.6% in the prior year quarter.
•	Net income in the quarter was $17.3 million, up from $16.2 million for the same quarter last year.
•	Diluted earnings per share totaled $0.24 in the quarter, compared with $0.23 for the same period last year.
•	During the quarter, the Company repurchased 200,000 shares of its common stock at a total cost of $4.7 million under its stock repurchase program.

“Our second quarter results demonstrate the strength of our business model with its strong recurring revenue and cash flow,” stated Dr. Gioacchino De Chirico, President and Chief Executive Officer. “We have what I believe to be the leading technology for automating the blood bank, which positions us well as the market moves towards automation.”

Six-Month Results

For the first six months of fiscal 2009, revenue was $146.2 million, compared with $125.6 million in the prior year period. Gross margin was 73.2%, up from 69.9% in the prior year period. Net income was $37.3 million, or $0.52 per fully diluted share, compared with $33.9 million, or $0.48 per fully diluted share in the prior year period. Cash flow from operations was $32.3 million for the first six months of fiscal 2009, compared with $26.6 million for the first six months of fiscal 2008.

Revenue and Gross Margin by Product

	Fiscal Q2 2009		($ amounts in thousands) Fiscal Q2 2008		Revenue Variance
	Revenue	Gross Margin	Revenue	Gross Margin	$	%
Traditional reagents	$47,229	80.8%	$43,024	74.7%	$4,205	10%
Capture reagents	16,524	84.6%	12,239	84.4%	4,285	35%
Instruments	8,609	13.0%	6,471	(7.8)%	2,138	33%
Molecular immunohematology	659	43.1%	—	—	659	100%
Collagen	—	—	190	(57.4)%	(190)	(100)%
Consolidated revenue	$73,021	73.3%	$61,924	67.6%	$11,097	18%

Consolidated revenue increased approximately $11.1 million, or 18%, over the second quarter of fiscal 2008, driven by both price and instrument volume increases in the United States as well as increased sales outside of the U.S. U.S. price increases accounted for approximately two-thirds of the total consolidated revenue increase. Revenue in the quarter was negatively impacted by approximately $1.1 million from foreign currency translation as compared with the second quarter of fiscal 2008.

The year-over-year improvement in consolidated gross margins was driven by price increases in the U.S. as well as instrument product mix with fewer sales that required the instrument to be expensed at time of sale.

Operating Expenses

Operating expenses for the second quarter increased approximately $7.2 million, or 39%, over the prior year quarter primarily attributable to the BioArray acquisition as well as investments being made in the French and the United Kingdom markets to sell our products directly to the end user.

Summary of Instrument Orders

Instrument	Q2 2009 Orders			Cumulative Orders (3)
	N.A. (1)	ROW (2)	Total

Echo	31	21	52	430
Galileo	1	15	16	602
(1)	N.A. – North America (the U.S. and Canada)
(2)	ROW – all parts of the world other than North America.
(3)	Cumulative Orders – total orders received since the launch of the instrument.

“On a year-to-date basis, we have received 176 Echo orders, which demonstrates the tremendous market acceptance of our instrument,” stated Dr. De Chirico. “Of the cumulative 430 Echo orders, approximately 193 were generating reagent revenue, which is an increase of 64 instruments in the quarter.”

Raising 2009 EPS Guidance

The Company continues to expect revenue for the fiscal year ending May 31, 2009, to range from $292 million to $300 million, unchanged from the Company’s previous estimate. Gross margin is now expected to be in the range of 71.0% to 73.0%, compared with the Company’s previous guidance of 70.0% to 71.0%. Fully diluted earnings per share are now expected to be in the range of $0.97 to $1.02 for the fiscal year, compared with the Company’s previous estimate of $0.94 to $0.98.

“In summary, our business is doing well in this troubled economic environment because of our strong product offering as well as our strong balance sheet and cash flow,” stated Dr. De Chirico. “I am pleased with our projected performance for the remainder of fiscal 2009.”

Conference Call

Immucor, Inc. will host a conference call Thursday, January 8, 2009 at 8:30 AM (Eastern Time) to review these results. Investors are invited to participate in this conference call with Dr. Gioacchino De Chirico, President and Chief Executive Officer; Richard A. Flynt, Chief Financial Officer; and Edward L. Gallup, consultant.

To participate in the telephone conference call, dial 1-888-324-7567, passcode BLUD. A replay of the conference call will be available for one week beginning at 12:00 PM on January 8, 2009 by calling 1-866-457-5510, passcode 2468. The Company will also provide a live audio broadcast of the call via webcast. The webcast can be accessed at www.immucor.com in the “About Us – Investor Information” section by selecting the webcast link. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Immucor’s website for approximately 60 days.

About Immucor

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Safe Harbor Statement

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws. Forward-looking statements contained in this press release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: fiscal 2009 revenue, gross margin and fully diluted earnings per share projections. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. In addition, results for one fiscal quarter are not necessarily indicative of results for any future period. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include, but are not limited to: lower than expected demand for the Company’s instruments; the decision of customers to defer capital spending; the unexpected change in the mix of instruments being purchased instead of acquired through other means, which could significantly increase costs; the inability of customers to efficiently integrate our instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in North America; unanticipated operational problems that result in non-compliance with FDA regulations; the failure to effectively integrate BioArray operations into the Company’s overall operations; the unexpected loss of any key managers; changes in interest rates; the strengthening of the U.S. Dollar versus any of the functional currencies in which the Company operates and its adverse impact on reported results; the inability of the Company’s Japanese, French and United Kingdom subsidiaries to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown, including the ongoing FTC investigation; lower than expected market acceptance of the molecular diagnostic products produced by BioArray; the unexpected application of different accounting rules; general economic conditions; and adverse developments with respect to the operation or performance of the Company, its products and its affiliates or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can be found in the Company’s Risk Factor disclosures in its Form 10-K for the year ended May 31, 2008, and its Form 10-Q for the quarter ended August 31, 2008. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands except per share data)

	Three Months Ended		Six Months Ended
	November 30, 2008	November 30, 2007	November 30, 2008	November 30, 2007
NET SALES	$73,021	$61,924	$146,197	$125,556

COST OF SALES	19,463	20,050	39,214	37,802

GROSS PROFIT	53,558	41,874	106,983	87,754

OPERATING EXPENSES
Research and development	2,896	1,434	4,777	3,489
Selling and marketing	10,713	7,844	20,182	15,413
Distribution	3,549	2,646	7,017	5,330
General and administrative	7,467	6,278	14,925	12,158
Restructuring expense	—	192	—	723
Amortization expense and other	1,071	87	1,596	173

Total operating expenses	25,696	18,481	48,497	37,286

INCOME FROM OPERATIONS	27,862	23,393	58,486	50,468

NON-OPERATING INCOME (EXPENSE)
Interest income	586	1,131	1,380	2,244
Interest expense	(77)	(86)	(203)	(181)
Other, net	(1,230)	268	(1,650)	87

Total non-operating income (expense)	(721)	1,313	(473)	2,150

INCOME BEFORE INCOME TAXES	27,141	24,706	58,013	52,618
PROVISION FOR INCOME TAXES	9,803	8,542	20,718	18,704

NET INCOME	$17,338	$16,164	$37,295	$33,914

Earnings per share:
Per common share—basic	$0.25	$0.23	$0.53	$0.49

Per common share—diluted	$0.24	$0.23	$0.52	$0.48

Weighted average shares outstanding:
Basic	70,409	69,954	70,338	69,693

Diluted	71,227	71,111	71,219	71,094

IMMUCOR, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET ITEMS

(Unaudited, in thousands)

	November 30, 2008	May 31, 2008
Cash	$92,302	$175,056
Accounts receivable—trade	55,817	52,720
Inventory	34,528	32,228
Total current assets	192,515	271,575
Property and equipment—net	38,154	36,426
Total assets	395,463	364,950

Accounts payable	8,182	7,546
Total current liabilities	43,504	41,019
Other liabilities	16,151	16,235
Shareholders’ equity	335,808	307,696

IMMUCOR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended
	November 30, 2008	November 30, 2007
OPERATING ACTIVITIES:
Net income	$37,295	$33,914
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,313	4,063
Share-based compensation expense	2,478	2,032
Deferred income taxes	850	(3,031)
Excess tax benefit from share-based compensation	(2,880)	(6,279)
Other	579	347
Changes in operating assets and liabilities, net of effects from acquired companies	(12,327)	(4,436)

Cash provided by operating activities	32,308	26,610

INVESTING ACTIVITIES:
Purchases of property and equipment	(3,602)	(5,711)
Acquisition of businesses, net of cash acquired	(108,537)	—

Cash used in investing activities	(112,139)	(5,711)

FINANCING ACTIVITIES:
Repayments of long-term debt and liabilities	(229)	(233)
Repurchase of common stock	(5,644)	(5,539)
Proceeds from exercise of stock options	2,452	1,794
Excess tax benefit from share-based compensation	2,880	6,279

Cash (used in) provided by financing activities	(541)	2,301

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(2,382)	1,027

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(82,754)	24,227
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	175,056	113,551

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$92,302	$137,778